Exhibit 14.1

Protagenic Therapeutics, Inc.

Code of Business Conduct and Ethics

(Adopted February 24, 2017)

I. Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of Protagenic Therapeutics’ expectations regarding the ethical and legal standards that each director, officer and employee should adhere to while acting on behalf of Protagenic Therapeutics. This Code provides a means for setting standards, identifying concerns, and addressing them early so that Protagenic Therapeutics is best able to meet its ethical and legal responsibilities. Each director, officer and employee is expected to read and become familiar with these standards and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code. References to Protagenic Therapeutics herein shall mean Protagenic Therapeutics Inc. and its wholly-owned subsidiaries.

II. Administration and Reporting

Protagenic Therapeutics, Inc. Corporate Governance Committee of the Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to Protagenic Therapeutics, the business practices within Protagenic Therapeutics’ industry, Protagenic Therapeutics’ own business practices, and the prevailing ethical standards of the communities in which Protagenic Therapeutics, Inc. operates. This Code forms the foundation for Protagenic Therapeutics’ compliance program.

Alexander K. Arrow, MD, CFA, our Chief Financial Officer, will serve as our compliance officer and will administer the procedures designed to implement this Code to ensure that they are operating effectively. The compliance officer will report periodically to the Corporate Governance Committee, and annually to the Audit Committee, on any reports of violations, investigations undertaken, and any corrective action plans. Employees, officers and directors shall promptly report, in person or in writing, any known or suspected violation of laws, rules, regulations, or this Code to Dr. Arrow, our external Counsel, or to another member of management. In reporting any concerns, you may choose to remain anonymous. We have established an anonymous reporting line that is available for employees, officers and directors to seek guidance or report concerns regarding business-related conduct or compliance concerns. If you leave a message, the system will not record your telephone extension and will preserve your anonymity. Our policy is to assure that any person making such a report has the absolute right to do so without fear of reprisal and with the assurance that the report will be investigated and handled with discretion. You may report misconduct via email at: compliance@protagenic.com.

You may also send communications directly to Lead Director of the Board. The Lead Director is the Chair of the Corporate Governance Committee of the Board of Directors and is not a member of management. Communications can be sent to the following address:

Protagenic Therapeutics, Inc.

149 Fifth Ave

Suite 500

New York, NY 10010

Attention: Executive Chairman or Chief Financial Officer

or

Attention: Lead Director

Other than complaints with respect to accounting and auditing practices, which are handled according to the “Procedures for Handling Complaints” established by the Audit Committee, the designated individuals who receive reports of violations will work with the General Counsel, our compliance officer, to investigate the reported violation and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees who violate any laws, rules, regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge. Enforcement under this Code will be applied in a prompt and consistent manner using the standards for compliance set forth herein to ensure a fair process by which violations may be determined.

III. Compliance with Laws, Rules and Regulations

Protagenic Therapeutics will comply with all laws, rules and regulations that are applicable to Protagenic Therapeutics’ activities, and expects that all directors, officers and employees acting on behalf of Protagenic Therapeutics will do the same. Specifically, Protagenic Therapeutics is committed to:

•	maintaining a safe and healthy work environment;
•

promoting a workplace that is free from discrimination or harassment based on race, color, religion, national origin, gender, sexual orientation or other factors that are unrelated to Protagenic Therapeutics’ business interests;

•	ensuring full compliance with applicable food and drug laws and regulations that apply to the manufacture, testing, use and sale of its products;
•	conducting its relationships with health care professionals, patients, clinical trial subjects and customers to ensure compliance with applicable health care statutory and regulatory requirements;
•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
•	conducting its activities in full compliance with all applicable environmental laws;
•	keeping the political activities of Protagenic Therapeutics’ directors, officers and employees separate from Protagenic Therapeutics’ business;
•	prohibiting any illegal payments to any government officials or political party representatives of any country; and
•	complying with all applicable state and federal securities laws.

Employees of Protagenic Therapeutics, Inc. should respect the laws, customs and traditions of each country in which they operate, but, at the same time, must not engage in any act or course of conduct which, even if legal, customary and accepted in any such country, could be deemed to be in violation of the accepted business ethics of Protagenic Therapeutics or the laws of the United States.

Payment or acceptance of bribes, kickbacks or other improper payments, gifts or other benefits while conducting Protagenic Therapeutics business is strictly prohibited. This prohibition applies to dealings with current or potential customers, suppliers, representatives, consultants, or other parties engaged in any business with Protagenic Therapeutics. Many countries have enacted laws that prohibit bribery or any payments to government officials, including U.S. Foreign Corrupt Practices Act ("FCPA"). These laws generally prohibit giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. These laws, including the FCPA, also require accurate and proper record keeping and internal accounting controls in all of Protagenic Therapeutics' operations around the world. Detailed guidance on the FCPA is contained in Protagenic Therapeutics' Foreign Corrupt Practices Act Compliance Memorandum.

In addition, directors, officers and employees are prohibited by law from buying or selling Protagenic Therapeutics’ securities while in possession of material, nonpublic (“inside”) information about Protagenic Therapeutics, or disclosing any such inside information to a third party (i.e., tipping). Protagenic Therapeutics’ Policy Statement on Insider Trading and Disclosure by Company Personnel, Directors and Executive Officers, as amended from time to time, which describes the nature of inside information and the related restrictions on trading, shall be deemed a part of this Code. Each director, officer and employee is expected to familiarize himself or herself with all such policies related to insider trading.

IV. Health Regulatory Compliance

As a biopharmaceutical company, we are subject to extensive regulation by the U.S. FDA, international regulatory agencies, and other federal,state and international laws that govern the testing, manufacture, sale, pricing, reimbursement, and promotion of our products. These laws and regulations are designed to assure the safety, efficacy and quality of our products, to assure the protection of human subjects and their privacy, to respect animal welfare in the course of our research activities, and to help assure the independence and validity of our clinical research. Protagenic Therapeutics expects its officers and employees to become familiar with all Protagenic Therapeutics policies and procedures that assure compliance with these laws, and that all managers ensure that their employees are trained on the standard operating policies applicable to their positions. Violations of these laws and regulations can involve serious civil and criminal penalties for Protagenic Therapeutics and the employee. Early identification and resolution of concerns can substantially mitigate any risk of harm to patients, and help prevent violations on the part of Protagenic Therapeutics. Protagenic Therapeutics supports and complies with standards established by industry and professional groups that concern industry relationships with medical professionals and sponsorship of medical education and scientific symposia. In the United States, these standards include the American Medical Association (AMA) Guidelines on Gifts to Physicians from Industry, and the Accreditation Council for Continuing Medical Education (ACCME) Guidelines for Commercial Support of Continuing Medical Education. Please familiarize yourselves with the applicable standards if you participate in the planning or conduct of these types of activities.

V. Conflicts of Interest; Corporate Opportunities

Directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and Protagenic Therapeutics’ interests. In particular, unless proposed arrangements are disclosed to Alexander K. Arrow, MD, CFA, our compliance officer, for review and approval by management and the Corporate Governance Committee, no director, officer or employee shall:

•	Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:
−	that markets products or services in competition with Protagenic Therapeutics’ existing or potential products and services;
−

that supplies products or services to Protagenic Therapeutics in amounts that are significant relative to Protagenic Therapeutics’ operations or in amounts that are significant relative to the outside business; or

−

that purchases products or services from Protagenic Therapeutics in amounts that are significant relative to Protagenic Therapeutics’ operations or in amounts that are significant relative to the outside business;

•	have any financial interest, including stock ownership, in any such outside business that is substantial enough, in light of the individual’s financial situation, to create a conflict of interest;
•

seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•

be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would materially interfere with the director’s, officer’s or employee’s responsibilities with Protagenic Therapeutics;

•	accept any personal loan or guarantee of obligations from Protagenic Therapeutics, except to the extent such arrangements are legally permissible;
•

conduct business on behalf of Protagenic Therapeutics with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home, whether or not legal relatives; or

•	use Protagenic Therapeutics’ property, information or position for personal gain.
•

Notwithstanding the foregoing, in order not to unduly restrict the pool of potential highly qualified outside directors, a director who is not an employee of Protagenic Therapeutics is permitted to consult for, invest in, and advise any business if such director’s primary business involves engaging in such activities.

Directors and officers shall notify a member of the Corporate Governance Committee and employees who are not directors or officers shall notify Karen Higgins Valentine, our compliance officer, of the existence of any actual or potential conflict of interest of which they become aware for review under this policy.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of Protagenic Therapeutics acts in a capacity that is restricted for a director, officer of employee under the first bullet point of this Section V. Directors, officers and employees of Protagenic Therapeutics should notify Karen Higgins Valentine, our compliance officer, of any such situation. If, in the judgment of the individual so notified, a potential conflict of interest is implicated, that individual will bring such situation to the attention of the Corporate Governance Committee.

VI. Confidentiality; Protection and Proper Use of Protagenic Therapeutics’ Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by Protagenic Therapeutics or its suppliers, customers or other business partners, except when disclosure is authorized by Protagenic Therapeutics or legally required. Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to Protagenic Therapeutics’ competitors, or harmful to Protagenic Therapeutics or its suppliers, customers or other business partners.

The review and approval of the General Counsel or her designee is required prior to publications or public presentation or disclosure of trade secrets or proprietary information to ensure patent rights and trade secret information is protected.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends. In conducting activities pertaining to clinical trials, it is important to adhere to the laws and regulations protecting patient privacy, and ensuring that protected patient health information remains confidential. Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect Protagenic Therapeutics’ assets in general. Directors, officers and employees shall use Protagenic Therapeutics’ assets for Protagenic Therapeutics’ legitimate business purposes only.

VII. Fair Dealing

Protagenic Therapeutics is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with Protagenic Therapeutics’ customers, suppliers, competitors, government agencies and officials and other third parties. To this end, directors, officers and employees shall not:

•	make false or misleading statements regarding our products or services;
•	make false or misleading statements about competitors;
•

solicit or accept from any person that does business with Protagenic Therapeutics, or offer or extend to any such person, gifts, gratuities, meals, cash or entertainment that could influence or reasonably give the appearance of influencing Protagenic Therapeutics’ business relationship with that person or go beyond common courtesies usually associated with accepted business practice. Offering gifts, gratuities, travel accommodations, meals, cash or entertainment (1) to government officials is generally unlawful, and (2) to health care professionals may also be unlawful unless it is in conjunction with an approved educational or business arrangement. Such offerings should only be made in accordance with applicable laws and regulations and Protagenic Therapeutics’ policies. Common sense and moderation should prevail in such activities engaged in or on behalf of Protagenic Therapeutics, Inc. ;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or
•

otherwise take unfair advantage of Protagenic Therapeutics’ customers, suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VIII. Accurate and Timely Financial Reports

Protagenic Therapeutics is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the reports that it is required to file and in its other public communications. To this end, Protagenic Therapeutics shall:

•	comply with generally accepted accounting principles at all times;
•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•	maintain books and records that accurately and fairly reflect Protagenic Therapeutics’ transactions;
•	prohibit the establishment of any material undisclosed or unrecorded funds or assets;
•

maintain a system of internal controls that will provide reasonable assurances to management that material information about Protagenic Therapeutics is made known to management, particularly during the periods in which Protagenic Therapeutics’ periodic reports are being prepared;

•	and
•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial jargon in Protagenic Therapeutics’ reports and public communications.

IX. Cooperation with Government Investigations and Subpoenas

Virtually all laws regulating the conduct of the Company’s business, including pharmaceutical research, development, manufacturing and marketing, antitrust, insurance, government procurement, and securities regulation, contain criminal as well as civil penalties. The criminal penalties attach not only to Protagenic Therapeutics but may also apply to employees whose actions or failures to act violate the law. Government agencies (such as the FDA or the Securities and Exchange Commission or similar international regulatory bodies) may from time to time conduct audits, inquiries or investigations of activities at Protagenic Therapeutics. It is the policy of Protagenic Therapeutics to cooperate with every reasonable and valid request by federal, state, local and international government investigators. Appropriate handling of government investigations is critical to the Company and all of its representatives.

Protagenic Therapeutics seeks to cooperate with government investigations, but it is important to determine how it will respond to any particular inquiry. The Company generally has the right to be represented in such investigations by its own regulatory personnel and by legal counsel. If you learn that a government investigation or inquiry is underway, or if you receive a work-related subpoena or government request for information or access to documents or files, immediately contact:

A.	the Chief Financial Officer (216-260-4342); and

B.

the Executive Chairman (212-994-8201), so that appropriate action can be taken. If a government investigator requests an interview with you, you have the right to cooperate, but are not under any obligation to do so on your own. You should immediately contact the Chief Financial Officer (and, if it involves the FDA or a similar governmental regulatory agency, the Executive Chairman), who will then provide advice as to further action. If you elect to respond to a government investigator, follow these guidelines:

• Verify the investigator’s authority – We are entitled to a clear statement and evidence (such as an agency badge or I.D. card) of an investigator’s law enforcement status. We will also ask for a clear statement of the nature, subject matter and purpose of the inquiry. Normally, this should be handled by the Associate Director Quality Assurance.

• Discussions with investigators – If you speak to investigators, you must speak truthfully and are subject to prosecution for false statements to a government investigator. You are not authorized by Protagenic Therapeutics to reveal privileged or protected Protagenic Therapeutics information without the General Counsel’s specific consent (e.g., attorney client privileged legal advice may not be disclosed, and employee human resource information is not generally subject to FDA inspection).

• Company Documents – All Protagenic Therapeutics files and documents of any kind (including computer files and documents) that you have at home, work or elsewhere are the property of the Company. You have the right to obtain legal advice from a Company attorney before turning over any files or documents to an investigator to ensure they are not privileged or otherwise exempt from disclosure. One important exception is that an employee need not resist a search warrant and should not interfere with any law enforcement officer who has one. Any such search, however, should be reported as promptly as possible to the Chief Financial Officer. Prohibited Conduct – You should never, under any circumstances, do any of the following:

• Destroy or alter any Company documents or records in anticipation of or in response to a request for those documents from a government investigator;

• Lie or make misleading statements to government investigators during any investigation (federal statutes make it illegal to make false statements to investigators under any circumstances); or

• Pressure or attempt to cause anyone to hide information from or provide false or misleading information to government investigators. Private Investigators - Private investigators have no legal right to require an employee to speak with them, and you are not authorized to speak with private investigators. Please refer any inquiries from private investigators to the Chief Financial Officer.

X. Waivers

The provisions of this Code may be waived only by a resolution of Protagenic Therapeutics’ Board of Directors upon the recommendation of the Corporate Governance Committee. Any amendment to or waiver of this Code, including an implicit waiver resulting from the failure to take action in response to a violation of, any provisions of this Code that applies to or is granted to a director or executive officer of Protagenic Therapeutics, including, but not limited to, Protagenic Therapeutics’ principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, will be publicly disclosed to the extent and in the manner required by the securities exchange or association on which Protagenic Therapeutics’ securities are listed for trading or any applicable rule or regulation of the Securities and Exchange Commission.

COMPLIANCE CERTIFICATE

I have read and understand Protagenic Therapeutics’ Code of Business Conduct and Ethics (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I understand that the early identification and reporting of concerns provides the Company with the best opportunity to address and avoid potential violations. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to Protagenic Therapeutics that I am not in violation of the Code (assuming, if this certificate is executed prior to the effective date of this Code, that this Code is effective at such time), unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: _______________________________

Name:

Title/Position:

Check one of the following:

__ A Statement of Exceptions is attached.

__ No Statement of Exceptions is attached.